Exhibit 10.15

Frontier Oil Corporation

Omnibus Incentive Compensation Plan

2011 Stock Unit Agreement

Grantee:

Date of Grant:

Total Number of Stock Units Granted:

1. Stock Unit Grants. I am pleased to inform you that Frontier Oil Corporation (hereinafter referred to together with any successor to all or substantially all of the business thereof as the “Company”) has granted you Stock Units with respect to shares of common stock of the Company (“Company Stock”) under the Frontier Oil Corporation Omnibus Incentive Compensation Plan (the “Plan”). A Stock Unit reflects a notional (phantom) share of Company stock, but is not itself a share of stock. This Agreement includes Attachment A hereto. Capitalized terms not separately defined herein shall have the meaning set forth in the Plan or on Attachment A, as applicable. The terms of this grant are subject to the terms of the Plan and this Agreement.

2. Performance Goal/Issuance of Company Stock. If and to the extent the applicable Performance Goal is achieved and certified by the Committee (as set forth on Attachment A) you will receive in cancellation of and in exchange for your Stock Units a number of fully vested shares of Company Stock (“Vested Shares”) equal to the product of (i) the Earned Percentage set forth on Attachment A, and (ii) the number of your Stock Units (the “Earned Shares”), all subject to adjustment as described in Section 5 below. The Earned Shares shall be issued no later than 90 days following the end of the Performance Period. If the Threshold is not achieved for the Performance Period all Stock Units will automatically be cancelled without payment at the end of the Performance Period.

3. Effect of Termination of Employment.

(a) During the Performance Period. Subject to Section 10 below, if your Employment, as defined below, terminates during the Performance Period for any reason other than due to “Retirement,” as defined below, all Stock Units awarded to you automatically shall be forfeited without payment upon such termination. “Employment” means employment, service as a Director or service as a substantially full-time consultant with either the Company or an Affiliate of the Company. “Retirement” means your termination of Employment for reasons other than Cause after your 55th birthday and with the consent of the Committee. If your Employment terminates during the Performance Period on account of Retirement your Stock Units will continue until the end of the Performance Period and you will be eligible to receive in exchange for those Stock Units, and at the time provided in Section 2, a number of Vested Shares of Company Stock equal to the product of (i) the Earned Shares as otherwise determined in Section 2, and (ii) a fraction the numerator of which shall be the number of days in the Performance Period that have elapsed as of the date of your Retirement and the denominator of which is the total number of days in the Performance Period.

(b) Termination After the Performance Period. Subject to Section 10 below, if your Employment terminates after the Performance Period but before the issuance of Earned Shares for any reason other than your death, Retirement, or a disability that entitles you to disability benefits under the Company’s long-term disability plan (“Disability”) all Stock Units awarded to you automatically shall be forfeited without payment upon such termination. If your employment with the Company terminates during such period as a result of your death, Retirement or Disability, you or your estate shall be entitled to Earned Shares on the same basis as if your Employment had continued through the date the Earned Shares are issued.

4. Dividends and Dividend Equivalents. If you receive a grant of Vested Shares in exchange for Stock Units pursuant to Section 2, then within the time therein provided for the issuance of Earned Shares the Company shall pay you with respect to each Earned Share (i) an amount of cash equal to the value of all cash dividends the Company has paid with respect to a share of Company Stock during the period beginning on the Date of Grant and ending on the date the Vested Shares are issued to you (the “Cash Equivalent”) and (ii) a number of Vested Shares equal to the number of shares issued pursuant to stock dividends paid during such period with respect to a share of Company Stock (the “Stock Equivalent”), all subject to adjustment as provided in Section 5 below. Any Cash Equivalent and Dividend Equivalent (collectively “Dividend Equivalents”) shall be payable only with respect to any Stock Unit that is exchanged for Earned Shares.

5. Nontransferability of Award. The Stock Units may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or a qualified domestic relations order. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

6. Adjustments.

(a) Adjustment to Earned Shares. If a “Closing,” as defined in the Agreement and Plan of Merger By and Among Holly Corporation, North Acquisition, Inc. and Frontier Oil Corporation Dated as of February 21, 2011 (the “Merger Agreement”) occurs prior to the-issuance of the Earned Shares (i) any Stock Unit held hereunder shall cease to be exchangeable for a vested share of Company Stock and shall instead be exchangeable for a share of Holly Common Stock, as defined in the Merger Agreement, (ii) the number of your Stock Units shall be increased by the Exchange Ratio, also as defined in the Merger Agreement, and (iii) the number of Earned Shares of Holly Common Stock to which you may become entitled under Section 2, above, shall equal such increased number of Stock Units multiplied by the Earned Percentage.

(b) Dividend Equivalents and Earned Percentage. If an adjustment is made to the number of Earned Shares under Section 5(a) above (i) the amount of cash dividends and stock dividends taken into account in calculating Dividend Equivalents shall be determined for periods following the Closing by reference to dividends on the Holly Common Stock, as determined above, and (ii) stock dividends issued prior to the Closing shall be deemed adjusted by the Exchange Ratio in determining the Stock Equivalent distributed under Section 3.

7. Change of Control. Pursuant to the specific determination of the Committee, and contrary to any provision of the Plan that might otherwise apply in the absence of such determination, a Change in Control will not, of itself, result in:

(a) acceleration of vesting of any rights hereunder,

(b) lapse of any restrictions otherwise applicable to Stock Units or Vested Shares, or

(c) deemed satisfaction of performance targets, (in either case a “Single Trigger”). Unless otherwise specifically determined in writing by the Compensation Committee your award hereunder shall not terminate on a Change of Control, but shall be assumed by the successor (or a parent thereof) in any such transaction.

8. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan, this Agreement and any other agreement specifically referenced herein constitute the entire agreement of the parties with respect to the subject matter hereof and, except as expressly provided in this Agreement, supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the same. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.

9. Withholding of Tax. To the extent that the vesting or payment of Stock Units or Vested Shares, or payment of Dividend Equivalents results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or an Affiliate such amount of money as the Company or an Affiliate may require to meet its withholding obligations under such applicable law; provided, however, you may direct the Company to withhold such number of Shares that would otherwise be delivered to you hereunder that have an aggregate fair market value that does not exceed the amount of taxes required to be withheld by the Company or an Affiliate. No delivery of Earned Shares or Stock Equivalent shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or an Affiliate to satisfy in full the applicable tax withholding requirements of the Company or an Affiliate.

10. Amendment. This Agreement may be modified only by a written agreement signed by you and an officer of the Company who is expressly authorized by the Company to execute such document; provided, however, notwithstanding the foregoing, the Company may make any change to this agreement without your consent if such change is not materially adverse to your rights under this Agreement.

11. Other Agreements. The terms of any Change of Control and/or Severance Agreement (a “Protective Agreement”) between you and the Company in effect on the Date of Grant are incorporated herein by reference and to the extent any Protective Agreement continues to be in effect on any relevant date hereunder, it shall control over any provisions in this Agreement (but not provisions in the Plan) in conflict with the terms of such Protective Agreement, provided that no Protective Agreement shall control this Agreement so as to provide for either:

(a) a Single Trigger hereunder, or

(b) acceleration of vesting hereunder upon a voluntary termination of employment, if such right to acceleration would otherwise arise solely from your resignation as a result of either (i) a requirement that you be based in Dallas, Texas or (ii) a requirement that you be absent from your regular office on travel status or otherwise more than a total of 60 but less than 90 business days in any calendar year or more than 20 but less than 30 consecutive days, and by executing this grant agreement you waive any such right as applied to Stock Units, Earned Shares or Dividend Equivalents hereunder.

FRONTIER OIL CORPORATION

By:
Name
Title:

EMPLOYEE:

ATTACHMENT A

To The Frontier Oil Corporation

Omnibus Incentive Compensation Plan

2011 Stock Unit/Restricted Stock Agreement

I. Performance Goals

Capitalized terms not separately defined herein shall have the meanings set forth in the Agreement to which this is attached. The Performance Period shall be the calendar years 2011, 2012 and 2013. The “Earned Percentage” for all Units shall be determined pursuant to the following table:

3-Year Total Shareholder Return, as defined below (“TSR”) vs. Peers

TSR vs. Peers	Award Level	Stock Units Earned as of % of Target
<0.80	<Threshold	-0-
0.80	Threshold	75%
1.05	Target	100%
1.30	Maximum	125%

(1)	TSR vs. Peers is calculated by dividing the sum of one plus the Company’s TSR for the Performance Period by the sum of one plus the average TSR for the same period for the following companies: Valero Corporation, Tesoro Corporation, Western Refining, CVR Energy Corporation, and Alon USA Energy. TSR equals the percentage change in share price plus the total yield attributable to cash and stock dividends for the Performance Period, determined as follows: The beginning stock price will be calculated as the average closing prices of a given stock for the first twenty trading days of January 2011. The ending stock price will be calculated using the average closing prices of a given stock for the final twenty trading days in December 2013. Total yield shall be determined from January 1, 2011 through December 31, 2013. The calculation of TSR shall take account of any adjustment resulting from the Closing, as provided in Section 5 of the Agreement, including the application of the Exchange Ratio to the Conversion of any shares of Company Stock, including shares issued as dividends prior to the Closing, such that TSR shall reflect the actual total shareholder return of a shareholder owning shares of Company Stock on January 1, 2011, receiving shares of Holly Stock at the Exchange Ratio on the Closing and holding such Holly Common Stock, or any shares or other derived therefrom, through December 31, 2013.

(2)	If TSR vs. Peers falls between two Award Levels, the percentage of Stock Units earned will be interpolated on a straight-line basis between the two closest points in the table above.

II. Adjustments to Performance Goals for Certain Events

If a peer company ceases to be publicly traded during the three-year Performance Period, such company shall be excluded from the calculation or, at the election of the Committee, replaced with a substitute peer company selected in the sole discretion of the Committee.

Notwithstanding the foregoing, however, an adjustment pursuant to this Section II may be made only to the extent the adjustment does not cause the award to cease to qualify as a “performance-based” award under IRC Section 162(m) and applicable Treasury regulations thereafter.

III. Committee Certification

As soon as reasonably practical following the end of the Performance Period, the Committee shall review the Performance Goals for the Performance Period and certify those results in writing. No cash payments or Vested Shares shall be paid or issuable to you prior to the Committee’s certification.